Exhibit 10.26

RILEY EXPLORATION - PERMIAN, LLC

2018 LONG TERM INCENTIVE PLAN

RESTRICTED UNIT AWARD AGREEMENT

(Time Vesting)

Grant Date:	April 29, 2019 (the “Grant Date”)

Name of Grantee:	Kevin Riley (the “Grantee” or “you”)

Maximum Number of Restricted Common Units subject to Award:	2,841 (the “Restricted Units”)

This Restricted Unit Award Agreement (Time Vesting) (“Agreement”) is made and entered into as of the Grant Date by and between Riley Exploration - Permian, LLC, a Delaware limited liability company (the “Company”), and you.

WHEREAS, the Company adopted the Riley Exploration - Permian, LLC 2018 Long Term Incentive Plan (as amended from time to time, the “Plan”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS, you and the Company entered into that certain Employment Agreement, effective as of April 1, 2019 (the “Employment Agreement”), which sets forth the terms and conditions of your employment (including, without limitation, your eligibility to receive equity compensation under the Plan);

WHEREAS, the Company, in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Units;

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the award of Restricted Units granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1. The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services to the Company, an award of Restricted Units (the “Award”) consisting of the number of Restricted Units set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2. Delivery of Restricted Units. The Company shall cause to be issued to you or your designee by amendment of Exhibit A to the LLC Agreement the number of Restricted Units granted to you hereunder.

3. Ownership of Restricted Units. From and after the time the Restricted Units are issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Units, including the right to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement; provided, however, that the Company will retain custody of all dividends and distributions, if any (“Retained Distributions”), made or declared on the Restricted Units (and such Retained Distributions shall be subject to forfeiture and the same restrictions, terms, vesting and other conditions as are applicable to the Restricted Units) until such time, if ever, as the Restricted Units with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account. As soon as practicable, but no event later than sixty (60) days, following the lapse of the Forfeiture Restrictions (defined below) on such Restricted Units, any Retained Distributions shall be delivered to the Grantee or to the Grantee’s legal guardian or representative, as applicable.

4. Restrictions; Forfeiture. The Restricted Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as described in Section 5 or 6 of this Agreement. The Restricted Units are also restricted in the sense that they may be forfeited to the Company in accordance with Section 6(b) below (the “Forfeiture Restrictions”).

5. Expiration of Restrictions and Risk of Forfeiture. The Forfeiture Restrictions will expire and the Restricted Units shall vest in accordance with the following schedule, provided that, subject to Section 6, you remain employed by the Company or its Affiliates until such applicable Vesting Date.

Percentage of Restricted Units that Vest	Vesting Date
1/3 of Restricted Units	1st Anniversary of Grant Date

1/3 of Restricted Units	2nd Anniversary of Grant Date

1/3 of Restricted Units	3rd Anniversary of Grant Date

6. Terminations of Employment, Forfeiture and Change of Control.

(a) Accelerated Vesting. If your employment with the Company or its Affiliates is terminated by the Company or its Affiliates without Cause (as defined below) or by you for Good Reason (as defined in Section 6 of the Employment Agreement) or if such termination is due to your death or Inability to Perform (as defined in Section 6 of the Employment Agreement) prior to the Restricted Units fully vesting, then the Forfeiture Restrictions will lapse, and you shall vest, upon the date of such termination with respect to a fraction of the Restricted Units for which such restrictions lapse on the next Vesting Date, with the numerator of such fraction being the number of full months since the last Vesting Date (or if no Vesting Date has yet occurred, the Grant Date) and the denominator of such fraction being 12.

(b) Forfeiture. If your employment with the Company or its Affiliates is terminated by the Company or its Affiliates for any reason prior to the Restricted Units fully vesting, then any and all Restricted Units which have not vested in accordance with terms hereof (taking into account any accelerated vesting under Section 6(a) above) shall become null and void and shall be forfeited to the Company as of the date of termination with no consideration.

(c) Termination for Cause. Notwithstanding any provision to the contrary, if your employment with the Company or its Affiliates is terminated by the Company or its Affiliates for Cause at any time, then all Restricted Units, irrespective of vesting status and whether the Forfeiture Restrictions have lapsed, shall automatically become null and void and the Restricted Units shall be forfeited to the Company as of the date of such termination for no consideration. For purposes of this Agreement, “Cause” shall mean any act or omission of Grantee that constitutes any: (i) failure to abide by his or her obligations to the Company or its Affiliates with respect to any confidential information, non-competition, non-solicitation, non-disparagement or intellectual property provision under the Employment Agreement or pursuant to any other of Grantee’s contracts or other obligations with or to the Company or its Affiliates, (ii) breach of fiduciary duty with respect to the Company or its Affiliates, (iii) misappropriation of any funds, property, or business opportunity of the Company or its Affiliates, (iv) illegal use or distribution of drugs or any abuse of alcohol in any manner that adversely affects Grantee’s performance, (v) fraud upon the Company or its Affiliates or bad faith, dishonest, or disloyal acts or omissions toward the Company or its Affiliates, (vi) commission, indictment, or conviction of any felony or any misdemeanor involving moral turpitude, or (vii) other acts or omissions contrary to the best interests of the Company or Affiliates which has caused, or is likely to cause, material harm to them, in each instance, as determined by the Board in its sole discretion.

(d) Effect of a Change of Control. In the event of a Change of Control, all Restricted Units which have not vested, and not been forfeited, in accordance with the terms hereof shall immediately vest and the Forfeiture Restrictions shall lapse as of the date of such Change of Control; provided that you remain employed by the Company or its Affiliates until such Change of Control. The Restricted Units issued to you under this Agreement shall not be subject to cancellation under Section 11.03 of the Plan. For purposes of this Agreement, “Change of Control” shall have the meaning provided in Section 8(a)(i) of the Employment Agreement.

(e) Repurchase. If your employment with the Company or its Affiliates is terminated for any reason other than by the Company or its Affiliates for Cause (as defined above) at any time, then the Company shall have the right (but not the obligation) to repurchase, in accordance with Section 7 below, any or all of the Restricted Units which have vested in accordance with terms hereof (taking into account any accelerated vesting under Section 6(a) above) (the “Vested Restricted Units”) held by you on the date of such termination of employment (the “Trigger Date”) at the Fair Market Value of such Vested Restricted Units determined as of the date the Company elects to repurchase such Vested Restricted Units.

7. Procedure for Repurchase of Vested Restricted Units.

(a) In order to exercise the Company’s right to repurchase any Vested Restricted Units that are subject to repurchase pursuant to Section 6(e) (the “Subject Units”), the Company shall deliver written notice (a “Repurchase Notice”) to Grantee, Grantee’s legal representative or guardian, or the executor of Grantee’s estate, as applicable (the “Holder”), no later than the first (1st) anniversary of the applicable Trigger Date. Such Repurchase Notice shall identify the Subject Units and set forth the Fair Market Value of the Subject Units to be repurchased by the Company (the “Purchase Price”). The Company’s determination of Fair Market Value shall be made in good faith by the Board. If Grantee objects to the Board’s determination of the Purchase Price by written notice within thirty (30) days after receipt of the Repurchase Notice, the Board shall engage as an independent third-party appraiser to determine the Fair Market Value of the Subject Units, which determination shall be made and communicated within thirty (30) days of the engagement of such appraiser, and such appraiser’s determination shall be final and binding on the parties. If the Fair Market Value determined by such independent third-party appraiser is greater than 110% of the Fair Market Value initially determined by the Board, then the Company shall cover the costs of such third-party appraiser. If the Fair Market Value determined by such independent third-party appraiser is 110% or less of the Fair Market Value initially determined by the Board, then Grantee shall cover the costs of such third-party appraiser.

(b) The closing of the repurchase of the Subject Units shall occur as promptly as practicable after the Company’s delivery of a Repurchase Notice or, if applicable, the delivery of the third-party appraisal. With respect to Subject Units repurchased pursuant to Section 6(e), the Purchase Price for such Subject Units, if any, payable by the Company shall be made, at the option of the Board, (i) in the form of a Company check payable to the Holder, (ii) by wire transfer of immediately available funds to an account designated by the Holder, or (iii) in the form of an unsecured promissory note (a “Note”), subordinated to all indebtedness of the Company that the Board determines to be senior to such Note, with interest accruing at a rate that is equal to the Prime Rate (as defined below) on the date such Note is issued, compounded annually, and principal and interest due and payable upon the earlier of (A) the end of five (5) years and (B) the date of the consummation of any Change of Control (as defined above). Any such Note shall contain restrictions on the Holder’s ability to pledge, borrow against or collateralize such Note. For purposes of this Section 7(b), “Prime Rate” means the interest rate that is publicly quoted by J.P. Morgan Chase & Co. or its successor as its prime commercial or similar reference interest rate. The Holder shall not be entitled to receive the Purchase Price for the Subject Units unless and until the Holder timely executes (and does not revoke in any time provided to do so) a release in a form acceptable to the Company. Upon the closing of the repurchase of the Subject Units, the Subject Units shall automatically be cancelled without further action by the Company, the Holder or any other Person.

(c) The Holder shall execute and deliver all documentation and agreements reasonably requested by the Company to reflect a repurchase of the Subject Units pursuant to this Agreement, but no failure of the Holder to execute or deliver any such documentation or to deposit the Company’s check, accept the Company’s wire transfer or accept the Company’s Note shall affect the validity of a repurchase of the Subject Units pursuant to this Agreement. Following the consummation of a repurchase of all or any portion of the Subject Units, Holder shall have no further interest or right in or to such Subject Units other than the right to receive the Purchase Price therefor in accordance with the terms of this Agreement.

(d) In connection with any repurchase of the Subject Units hereunder, the Holder shall make customary representations and warranties concerning (i) the Holder’s valid title to and ownership of the Subject Units, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (ii) the Holder’s authority, power and right to enter into and consummate the sale of the Subject Units, (iii) the absence of any violation, default or acceleration of any agreement to which the Holder is subject or by which the Holder’s assets are bound as a result of the agreement to sell and the sale of the Subject Units, and (iv) the absence of, or compliance with, any governmental or third-party consents, approvals, filings or notifications required to be obtained or made by the Holder in connection with the sale of the Subject Units.

(e) Notwithstanding any other provision in this Agreement, if Holder ceases to be employed by a Company or its Affiliates for any reason other than for Cause (as defined above) and the Board, within one (1) year after such termination, determines that (i) Grantee has or had failed to abide by his, her or its continuing obligations to the Company or its Affiliates with respect to confidential information, non-competition, non-solicitation, non-disparagement or intellectual property under the Employment Agreement or pursuant to any other of Grantee’s contracts or other obligations with or to the Company or its Affiliates, or (ii) Cause (as defined above) exists or existed at any time on, prior to, or after such termination, then, in each case, (A) to the extent the Company has not previously repurchased Restricted Units, the Holder shall immediately forfeit without consideration all of the Restricted Units and all rights arising from such Restricted Units and from being a holder thereof, and (B) to the extent that the Company has previously repurchased any Restricted Units pursuant to this Section 7, (1) all consideration for such Restricted Units previously paid by the Company shall be promptly returned by the Holder to the Company and (2) Holder shall return to the Company all distributions (other than tax distributions) paid by the Company to Holder in respect of such Restricted Units between the Trigger Date and the date of such repurchase.

8. Effect of Other Agreements. Notwithstanding any provision to the contrary, in the event of any inconsistency between this Agreement and any employment, severance or change in control agreement between you and the Company or the Plan or any a similar plan or arrangement sponsored or maintained by the Company in which you participate (each, a “Related Agreement”), the terms of this Agreement shall control.

9. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

10. Payment of Taxes.

(a) The Company may require you to pay to the Company (or the Company’s Affiliate if you are an employee of an Affiliate of the Company), an amount the Company deems necessary to satisfy its (or its Affiliate’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, you may (i) direct the Company to withhold from the Restricted Units to be issued to you under this Agreement the number of Restricted Units necessary to satisfy the Company’s obligation to withhold taxes, which determination will be based on the Restricted Units’ Fair Market Value at the time such determination is made; (ii) deliver to the Company Restricted Units sufficient to satisfy the Company’s tax withholding obligations, based on the Restricted Units’ Fair Market Value at the time such determination is made; (iii) deliver cash to the Company sufficient to satisfy its tax withholding obligations; or (iv) satisfy such tax withholding through any combination of (i), (ii) and (iii). If you desire to elect to use the Unit withholding option described in subpart (i), you must make the election at the time and in the manner the Company prescribes. If such tax obligations are satisfied under subpart (i) or (ii), the maximum number of Restricted Units that may be so withheld or surrendered shall be the number of Restricted Units that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award. The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subpart (i), (ii), or (iv). In the event the Company determines that the aggregate Fair Market Value of the Restricted Units withheld or surrendered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

(b) None of the Company, the Board or the Committee has made any warranty or representation to you with respect to the income tax consequences of the grant or vesting of the Award or the transactions contemplated by this Agreement, and you represent that you are in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. You represent that you have consulted with, or have had the opportunity to consult with, any tax consultants that you deem advisable in connection with the grant of the Award. You may, at your discretion, make a tax election pursuant to Section 83(b) of the Code in connection with the grant of this Award (the “Section 83(b) Election”). You acknowledge that the filing of a Section 83(b) Election is extremely time sensitive and, if you decide to make such an election, such election must be filed with the Service Center of the Internal Revenue Service where you file Internal Revenue Service tax returns WITHIN 30 DAYS of the Date of Grant. In the event that you make a Section 83(b) Election, you shall promptly provide a copy of the Section 83(b) Election form to the Company. You further agree to indemnify and hold the Company harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any of your actions or inactions with respect to the tax consequences of this Award.

11. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Restricted Units will be subject to compliance with all applicable requirements of U.S. federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Restricted Units may then be listed. No Restricted Units will be issued hereunder if such issuance would constitute a violation of any applicable U.S. federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Restricted Units may then be listed. In addition, Restricted Units will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the Restricted Units issued or (b) in the opinion of legal counsel to the Company, the Restricted Units issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of Restricted Units subject to the Award will relieve the Company of any liability in respect of the failure to issue such Restricted Units as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make Restricted Units available for issuance.

12. Right of the Company and Affiliates to Terminate Employment or Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or any of its Affiliates to terminate your employment or service relationship at any time.

13. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14. Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

15. No Liability for Good Faith Determinations. Neither the Company nor any members of the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.

16. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Restricted Units or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

17. No Guarantee of Interests. The Board and the Company do not guarantee the Restricted Units from loss or depreciation.

18. Notice. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a business day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by air express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized overnight or second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Riley Exploration - Permian, LLC

c/o Bobby. D. Riley

29 E. Reno Avenue, Suite 500

Oklahoma City, Oklahoma 73104

Email: bobby@rileypermian.com

If to Grantee, addressed to the following until an updated address is provided to the Company by Grantee

Kevin Riley

2600 Berry Farm Road

Norman, OK 73072

Email: kevin@rileypermian.com

19. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

20. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

21. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

22. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

23. Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

24. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all appendices referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Appendices attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

25. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by U.S. federal law. The obligation of the Company to sell and deliver Restricted Units hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Restricted Units.

26. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, all Restricted Units granted under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such Restricted Units. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

27. The Plan and LLC Agreement. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan and LLC Agreement.

28. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

29. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

30. Amendment. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

31. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as to the date and year first above written.

RILEY EXPLORATION - PERMIAN, LLC

/s/ Bobby D. Riley
Name: Bobby D. Riley
Title: Chief Executive Officer

GRANTEE

/s/ Kevin Riley
KEVIN RILEY

11